Exhibit 4.12
InterOil Corporation
U.S. GAAP reconciliation
Reconciliation to accounting principles generally accepted in the United States
The un-audited consolidated financial statements of the Company for the six month periods ended June 30, 2008 and 2007, and the audited consolidated financial statements for the year ended December 31, 2007 have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which, in most respects, conforms to generally accepted accounting principles in the United States (“U.S. GAAP”). The reconciliations and other information presented in this Exhibit are solely in relation to the consolidated financial statements. The significant differences between Canadian GAAP and U.S. GAAP as they relate to the Company are presented throughout this Exhibit. Additionally, where there is no significant conflict with Canadian GAAP requirements some of the additional U.S. GAAP disclosure requirements have been incorporated throughout the Canadian GAAP financial statements.

Reconciliation to accounting principles generally accepted in the United States (cont’d)

Consolidated Balance Sheets	As at
	June 30, 2008		December 31, 2007		June 30, 2007
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Assets
Current assets:
Cash and cash equivalents (5)	28,811,249	25,491,803	43,861,762	40,152,026	22,406,039	22,406,039
Cash restricted (5)	26,016,420	25,925,851	22,002,302	21,916,736	20,055,745	20,055,745
Trade receivables	127,615,875	127,615,875	63,145,444	63,145,444	57,535,357	57,535,357
Other assets (5)	225,009	197,191	146,992	120,460	373,110	373,110
Inventories	74,880,778	74,880,778	82,589,242	82,589,242	116,046,492	116,046,492
Prepaid expenses (5)	5,423,470	5,337,963	5,102,540	5,076,006	521,773	521,773

Total current assets	262,972,801	259,449,461	216,848,282	212,999,914	216,938,516	216,938,516
Cash restricted	361,881	361,881	382,058	382,058	1,215,798	1,215,798
Deferred financing costs (4), (6)	—	1,522,136	—	1,395,066	—	1,606,209
Investment in LNG Project (5)	—	5,311,078	—	5,848,612	—	—
Plant and equipment (1), (5)	228,201,543	215,048,359	232,852,222	219,117,006	238,661,407	227,432,110
Oil and gas properties (2)	102,072,439	101,659,133	84,865,127	84,865,127	61,848,939	61,848,939
Future income tax benefit	2,819,591	2,819,591	2,867,312	2,867,312	1,583,767	1,583,767

Total assets	596,428,255	586,171,639	537,815,001	527,475,095	520,248,427	510,625,339

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities (6), (5)	67,160,639	66,626,058	60,427,607	59,682,621	109,002,771	109,055,065
Commodity derivative contracts	11,847,200	11,847,200	1,960,300	1,960,289	46,800	46,789
Working capital facility — crude feedstock	74,058,565	74,058,565	66,501,372	66,501,372	29,522,326	29,522,326
Current portion of secured loan	9,000,000	9,000,000	136,776,760	136,810,093	142,616,909	142,700,242

Current portion of indirect participation interest — PNGDV	540,002	540,002	1,080,004	1,080,004	1,518,229	1,518,229

Total current liabilities	162,606,406	162,071,825	266,746,043	266,034,379	282,707,035	282,842,651
Accrued financing costs	—	—	—	—	362,500	362,500
Secured loan (6)	56,753,361	58,000,000	61,141,389	62,500,000	56,529,417	58,000,000
8% subordinated debenture liability (4)	76,516,300	80,851,022	—	—	—	—
Preference share liability (3)	7,797,312	—	7,797,312	—	—	—
Deferred gain on contributions to LNG project (5)	12,203,867	—	9,096,537	—	—	—
Indirect participation interest (2)	87,877,831	106,477,912	96,086,369	115,926,369	96,086,369	115,926,369
Indirect participation interest — PNGDV	844,490	844,490	844,490	844,490	406,265	406,265

Total liabilities	404,599,567	408,245,249	441,712,140	445,305,238	436,091,586	457,537,785

Non-controlling interest (8)	6,151	6,294	4,292	4,388	5,764,521	5,422,208
Preference shares (3)	—	14,250,000	—	14,250,000	—	—

Shareholders’ equity:
Share capital	324,855,607	324,855,607	259,324,133	259,324,133	235,327,636	235,327,636
Preference shares (3)	6,842,688	—	6,842,688	—	—	—
8% subordinated debentures (4)	13,036,434	—	—	—	—
Contributed surplus (4)	12,512,478	21,313,373	10,337,548	10,337,548	7,159,462	7,159,462
Warrants	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034
Accumulated Other Comprehensive Income	7,800,935	7,800,935	6,025,019	6,025,019	1,731,116	1,731,116
Conversion options (2)	19,840,000	—	19,840,000	—	19,840,000	—
Accumulated deficit	(195,184,639)	(192,418,853)	(208,389,853)	(209,890,265)	(187,784,928)	(198,671,902)

Total shareholders’ equity	191,822,537	163,670,096	96,098,569	67,915,469	78,392,320	47,665,346

Total liabilities and shareholders’ equity	596,428,255	586,171,639	537,815,001	527,475,095	520,248,427	510,625,339

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Consolidated statements of operations
The following table presents the consolidated statements of operations under U.S. GAAP compared to Canadian GAAP:

	Six month period ended		Year ended		Six month period ended
	June 30, 2008		December 31, 2007		June 30, 2007
	$ (Un-audited)		$ (restated) (1)		$ (Un-audited)

	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Revenue
Sales and operating revenues	435,029,765	435,029,765	625,526,068	625,526,068	265,238,868	265,238,868
Interest income	756,279	—	2,180,285	—	1,233,327	—
Other income	1,641,404	—	2,666,890	—	963,574	—

	437,427,448	435,029,765	630,373,243	625,526,068	267,435,769	265,238,868

Expenses
Cost of sales and operating expenses (excluding depreciation shown below)	383,197,441	383,197,441	573,609,441	573,609,441	241,877,559	241,877,559
Administrative and general expenses (5)	27,094,351	25,477,632	39,270,348	38,153,126	12,738,105	12,738,105
Legal and professional fees (5)	5,956,524	4,194,958	6,532,646	4,471,684	2,014,451	2,014,451
Exploration costs, excluding exploration impairment	(154,077)	(154,077)	13,305,437	13,305,437	7,839,550	7,839,550
Exploration impairment	11,279	11,279	1,242,606	1,242,606	20,251	20,251
Short term borrowing costs	3,493,733	3,493,733	13,212,112	13,212,112	4,227,074	4,227,074
Long term borrowing costs (3), (4)	8,485,202	8,017,436	9,536,162	9,061,915	6,180,195	6,180,195
Depreciation and amortization (1), (5)	6,924,442	6,656,021	13,024,258	12,529,892	7,078,887	6,841,388
Gain on LNG shareholder agreement	—	—	(6,553,080)	(6,553,080)	(6,553,080)	(6,553,080)
Gain on equity accounted investment (5)	—	283,798	—	(5,561,684)	—	—
Gain on sale of oil and gas properties (2)	(10,245,533)	(11,072,146)	—	—	—	—
Foreign exchange loss/(gain) (5)	(4,784,214)	(4,725,292)	(5,078,338)	(5,099,651)	(228,428)	(228,428)
Non-controlling interest (8)	1,859	1,907	(22,333)	(22,236)	5,331	5,379
Interest income (5)	—	(724,133)	—	(2,146,183)	—	(1,233,327)
Other income	—	(1,641,404)	—	(2,666,890)	—	(963,574)

	419,981,007	413,017,153	658,079,259	643,536,489	275,199,895	272,765,543

Loss before income taxes	17,446,441	22,012,612	(27,706,016)	(18,010,421)	(7,764,126)	(7,526,675)

Income tax expense (5), (7)	(4,241,227)	(4,168,249)	(1,206,892)	(1,194,227)	(543,857)	(543,857)

Net loss	13,205,214	17,844,363	(28,912,908)	(19,204,648)	(8,307,983)	(8,070,532)

(1)	Comparative results for the year ended December 31, 2007 have been adjusted to rectify for misclassification of the following items in the U.S. GAAP Consolidated statement of operations as per the December 31, 2007 consolidated financial statements:

December 31, 2007 (as per U.S. GAAP reconciliation)	Original	Restated	Adjustments

Expenses
Legal and professional fees	6,038,280	4,471,684	1,566,596
Short term borrowing costs	11,151,150	13,212,112	(2,060,962)
Long term borrowing costs	9,536,162	9,061,915	474,247
Depreciation and amortization	12,550,011	12,529,892	20,119

Net impact to the U.S. GAAP Statement of Operations			—

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Reconciliation of Canadian GAAP net income/(loss) to U.S. GAAP net income/(loss)

	Six Month		Six Month
	period ended	Year ended	period ended
	June 30,	December 31,	June 30,
	2008	2007	2007
	$ (Un-audited)	$	$ (Un-audited)

Net profit/(loss) as shown in the Canadian GAAP financial statements	13,205,214	(28,912,908)	(8,307,983)
Description of items having the effect of increasing reported income
Decrease in depreciation and amortization due to difference in date of commencement of operations of refinery (1)	237,488	478,935	237,498
Decrease in non-controlling interest expense (8)	(47)	(96)	(47)

Increase in reporting income due to reversal of proportionate consolidation of LNG Project and equity accounting the investment (5)	3,107,329	9,097,535	—

Decrease in long term borrowing costs relating to financing costs on preference shares expensed	—	390,000	—
Decrease in long term borrowing costs relating to dividends paid to preference share holders expensed under Canadian GAAP (3)	372,951	84,247	—
Decrease in long term borrowing costs relating to reduced accretion expense on increased 8% subordinated debentures liability (4)	94,815	—	—
Increase in gain on sale of oil and gas properties arising from conveyance accounting due to the initial IPI proceeds not being bifurcated under U.S. GAAP (2)	826,613	—	—
Description of items having the effect of decreasing reported income
Reduced gain on sale of minority interest under U.S. GAAP	—	(342,361)	—

Net profit/(loss) according to US GAAP	17,844,363	(19,204,648)	(8,070,532)

Statements of comprehensive income/(loss), net of tax

	Six Month		Six Month
	period ended	Year ended	period ended
	June 30,	December 31,	June 30,
	2008	2007	2007
	$	$	$

Net profit/(loss) in accordance with U.S. GAAP	17,844,363	(19,204,648)	(8,070,532)
Foreign currency translation reserve	5,262,965	4,532,150	238,247
Deferred hedge gain	(3,487,049)	(1,389)	(1,389)

Total other comprehensive income	1,775,916	4,530,761	236,858

Comprehensive profit/(loss)	19,620,279	(14,673,887)	(7,833,674)

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Consolidated Statements of Shareholders’ Equity

	Six month period ended		Year ended		Six month period ended
	June 30, 2008		December 31, 2007		June 30, 2007
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Share capital

At beginning of period	259,324,133	259,324,133	233,889,366	233,889,366	233,889,366	233,889,366
Issue of capital stock	65,531,474	65,531,474	25,434,767	25,434,767	1,438,270	1,438,270

At end of period	324,855,607	324,855,607	259,324,133	259,324,133	235,327,636	235,327,636

Preference Shares

At beginning of period	6,842,688	—	—	—	—	—
Issue of preference shares	—	—	6,842,688	—	—	—

At end of period	6,842,688	—	6,842,688	—	—	—

8% subordinated debentures

At beginning of period	—	—	—	—	—	—
Issue of debentures	13,036,434	—	—	—	—	—

At end of period	13,036,434	—	—	—	—	—

Contributed surplus

At beginning of period	10,337,548	10,337,548	4,377,426	4,377,426	4,377,426	4,377,426
Stock compensation	2,174,930	2,174,930	5,960,122	5,960,122	2,782,036	2,782,036
8% Debenture issue BCF (note 4)	—	8,800,895	—	—	—	—

At end of period	12,512,478	21,313,373	10,337,548	10,337,548	7,159,462	7,159,462

Warrants

At beginning of period	2,119,034	2,119,034	2,137,852	2,137,852	2,137,852	2,137,852
Movement for period	—	—	(18,818)	(18,818)	(18,818)	(18,818)

At end of period	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034	2,119,034

Accumulated Other Comprehensive Income

At beginning of period	6,025,019	6,025,019	1,492,869	1,494,258	1,492,869	1,494,258

Deferred hedge gain recognised on transition	—	—	1,385	—	1,385	—
Deferred hedge (loss)/gain movement for period, net of tax	(3,487,049)	(3,487,049)	(1,385)	(1,389)	(1,385)	(1,389)
Foreign currency translation adjustment movement for period, net of tax	5,262,965	5,262,965	4,532,150	4,532,150	238,247	238,247

At end of period	7,800,935	7,800,935	6,025,019	6,025,019	1,731,116	1,731,116

Conversion options

At beginning of period	19,840,000	—	20,000,000	—	20,000,000	—
Movement for period	—	—	(160,000)	—	(160,000)	—

At end of period	19,840,000	—	19,840,000	—	19,840,000	—

Accumulated deficit

At beginning of period	(208,389,853)	(209,890,265)	(179,476,945)	(190,601,370)	(179,476,945)	(190,601,370)
Net profit/(loss) for period	13,205,214	17,844,363	(28,912,908)	(19,204,648)	(8,307,983)	(8,070,532)
Deduct:
Preference Share Dividends	—	(372,951)	—	(84,247)	—	—

At end of period	(195,184,639)	(192,418,853)	(208,389,853)	(209,890,265)	(187,784,928)	(198,671,902)

Shareholders’ equity at end of period	191,822,537	163,670,096	96,098,569	67,915,469	78,392,320	47,665,346

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Reconciliation of Canadian GAAP Statement of cash flows to U.S. GAAP:

	Six Month period ended	Year ended	Six Month period ended
	June 30, 2008	December 31, 2007	June 30, 2007
	$	$ (restated) (1)	$

Cash flows provided by (used in):

Operating activities — Canadian GAAP (as per consolidated cash flows)(restated)(2)	(22,554,955)	(31,619,907)	(113,507)

Reconciling items:
Reclass exploration costs expensed including exploration impairment as operating activity for US GAAP	142,798	(14,548,043)	(7,859,801)
Being LNG project related operating cash flows reversed for US GAAP cash flow statement	4,200,887	2,892,220	—

Operating activities — U.S. GAAP	(18,211,270)	(43,275,730)	(7,973,308)

Investing activities — Canadian GAAP (as per consolidated cash flows) (restated)(2)	(27,913,289)	(34,369,871)	(11,169,025)

Reconciling items:
Reclass exploration costs expensed including exploration impairment as operating activity for US GAAP	(142,798)	14,548,043	7,859,801
Being reversal of LNG Project expenditure for US GAAP cash flows	(313,600)	2,762,786	—
Being reversal of movement in restricted cash held relating to LNG Project for US GAAP cash flows	5,003	85,566	—

Investing activities — U.S. GAAP	(28,364,684)	(16,973,476)	(3,309,224)

Financing activities — Canadian GAAP (as per consolidated cash flows)	35,417,731	78,170,105	2,007,136

Reconciling items:
Being reversal of PNG LNG cash calls from unrelated joint venture partners proportionately consolidated in Canadian GAAP cash flow statement	(3,502,000)	(9,450,308)	—

Financing activities — U.S. GAAP	31,915,731	68,719,797	2,007,136

(Decrease)/increase in cash and cash equivalents	(14,660,223)	8,470,591	(9,275,396)

Cash and cash equivalents, beginning of period (U.S. GAAP)	40,152,026	31,681,435	31,681,435

Cash and cash equivalents, end of period (U.S. GAAP)	25,491,803	40,152,026	22,406,039

Under Canadian GAAP, InterOil’s share in the LNG Joint venture project is proportionately consolidated and InterOil’s share of the JV cash flows will be taken up in InterOil consolidated cash flow statement. The cash flows would be classified between operating, investing and financing as per the nature of the transaction. Under U.S. GAAP, when an investment in an entity is accounted for by use of the equity method, an investor restricts its reporting in the cash flow statement to the cash flows between itself and the investee, for example, to dividends and advances. The above cash and cash equivalents is different to the Canadian cash and cash equivalents balance due to the proportionate take up of the cash balance under Canadian GAAP, but equity accounting of the LNG investment in U.S. GAAP (refer (8) below).
(1)	Comparative results for the year ended December 31, 2007 have been adjusted to correctly reflect the reconciling items related to the LNG Project. For details of adjustments made to the Reconciliation of Canadian GAAP Statement of cash flows to U.S. GAAP as per the December 31, 2007 consolidated financial statements, refer to the following table:

Reconciliation to accounting principles generally accepted in the United States (cont’d)

(1)	Year ended December 2007 US GAAP cash flows have been adjusted to correctly reflect the reconciling items related to the LNG project. For details of adjustments made to the reconciliation, refer to the following table:

	Operating activities	Investing activities	Financing activities	Total
	$	$	$	$

Cash flows provided by/(used in) — (as per original U.S. GAAP reconciliation)	(57,062,320)	(12,637,194)	78,170,105	8,470,591
Adjustments:
Transfer of reversal of PNG LNG cash call proportionately consolidated in cash flow statement reconciling item from Investing activities to Financing activities (at amount originally disclosed in reconciliation)	—	(65,072)	65,072	—
Adjust reversal of PNG LNG cash call proportionately consolidated in cash flow statement reconciling item to correct amount	9,515,380	—	(9,515,380)	—
Add reversal of movement in non-cash working capital relating to LNG Project (increase in accounts payable and accrued liabilities)	7,119,562	(7,119,562)	—	—
Add reconciling item for reversal of expenditure on plant and equipment relating to LNG Project	(2,762,786)	2,762,786	—	—
Add reconciling item for reversal of movement in restricted cash held relating to LNG Project	(85,566)	85,566	—	—

Cash flows provided by/(used in) — (as per adjusted U.S. GAAP reconciliation)	(43,275,730)	(16,973,476)	68,719,797	8,470,591

(2)	Three month and nine month period ended September 30, 2008, six month period ended June 30, 2008 and year ended December 31, 2007 Canadian GAAP cash flows have been adjusted to correctly reflect the classification of deferred gain in relation to the LNG project. For details of adjustments made to the previously published financial statements, refer to the following table:

	Three Month	Nine Month	Six Month
	period ended	period ended	period ended	Year ended
	September 30, 2008	September 30, 2008	June 30, 2008	December 31, 2007
	$ (restated)	$ (restated)	$ (restated)	$ (restated)

Cash flows provided by (used in):

Operating activities — Canadian GAAP (as per published financial statements)	2,637,711	(23,024,574)	(25,662,285)	(40,716,444)

Restatement made:

Being restatement due to movement in Deferred gain in relation to the LNG Project wrongly classified in Investing activities as compared to Operating activities.	5,293,243	8,400,573	3,107,330	9,096,537

Operating activities — Canadian GAAP (restated)	7,930,954	(14,624,001)	(22,554,955)	(31,619,907)

Investing activities — Canadian GAAP (as per published financial statements)	5,776,129	(19,029,830)	(24,805,959)	(25,273,334)

Restatement made:

Being restatement due to movement in Deferred gain in relation to the LNG Project wrongly classified in Investing activities as compared to Operating activities.	(5,293,243)	(8,400,573)	(3,107,330)	(9,096,537)

Investing activities — Canadian GAAP (restated)	482,886	(27,430,403)	(27,913,289)	(34,369,871)

Financing activities — Canadian GAAP (as per published financial statements)	9,741,009	45,158,740	35,417,731	78,170,105

Restatement made:

None	—	—	—	—

Financing activities — Canadian GAAP (restated)	9,741,009	45,158,740	35,417,731	78,170,105

Per share amounts
Basic per share amounts are computed by dividing net income available to shareholders by the weighted average number of shares outstanding for the reporting period. Diluted per share amounts reflects the potential dilution that could occur if options or contracts to issue shares were exercised or converted into shares. The method of calculating diluted per share amounts under US GAAP is similar to the Canadian GAAP for the periods noted below.
For the calculation of diluted per share amounts, the basic weighted average number of shares is increased by the dilutive effect of stock options determined using the treasury method. Preferred stock, warrants, conversion options and stock options totaling 8,772,029 common shares at prices ranging from $13.67 to $43.22 were outstanding as at June 30, 2008 and were included in the computation of the diluted earnings per share at 30 June 2008. However, the dilutive instruments outstanding at June 30, 2007 were not included in the computation of the diluted loss per share because they caused the loss per share to be anti-dilutive.

		Number of
	Number of	shares	Number of
	shares June 30,	December 31,	shares June 30,
Potential dilutive instruments outstanding	2008	2007	2007

Preferred stock	517,777	517,777	—
Employee stock options	1,352,000	1,200,500	1,313,750
IPI Indirect Participation interest — conversion options	2,760,000	3,306,667	3,306,667
8% Convertible debentures	3,800,000	—	—
Warrants	337,252	337,252	337,252
Others	5,000	5,000	5,000

Total stock options/shares outstanding	8,772,029	5,367,196	4,962,669

The reconciliation between the income available to the common shareholders and the income available to the dilutive holders, used in the calculation of the numerator in the EPS calculation is as follows:

Reconciliation to accounting principles generally accepted in the United States (cont’d)

	Six month	Year ended	Six month
	period ended	December 31,	period ended
	June 30, 2008	2007	June 30, 2007
	$	$	$

Income available to the common shareholders	17,844,363	(19,204,648)	(8,070,532)
Interest expense on debentures	1,055,556	—	—
Accretion expense on debentures	372,342	—	—
Non-controlling interest	1,907	—	—

Income available to dilutive holders	19,274,168	(19,204,648)	(8,070,532)

The reconciliation between the ‘Basic’ and ‘Basic & Diluted’ shares, used in the calculation of the denominator in the EPS calculation is as follows:

	Six month	Year ended	Six month
	period ended	December 31,	period ended
	June 30, 2008	2007	June 30, 2007

Basic	31,873,424	29,998,133	29,901,733
Employee options	132,122	—	—
Warrants	10,874	—	—
Preference shares	517,777	—	—
Debentures	1,106,593	—	—
Indirect Participation interest	3,135,458	—	—
Other	5,000	—	—

Basic and diluted	36,781,249	29,998,133	29,901,733

	Six month		Six month
	period ended	Year ended	period ended
	June 30,	December 31,	June 30,
Net income/(loss) per share in accordance with U.S. GAAP	2008	2007	2007

Basic	0.56	(0.64)	(2.15)

Diluted	0.52	(0.64)	(2.15)

(1)	Operations

The Company determined that refinery operations commenced under U.S. GAAP at December 1, 2004, which is the date management assessed that construction of the refinery was substantially complete and ready for its intended use. The Company ceased capitalization of certain costs to the refinery project at this date and recognized one month’s results from sales, related costs of sales and operating expenses and administrative and general expenses in the statement of operations for the year ended December 31, 2004. As disclosed in note 3(q) in the consolidated financial statements, operations commenced on January 1, 2005 under Canadian GAAP. Therefore, the Company continued to capitalize December 2004’s results to the refinery project. Due to the difference in the cost basis of the refinery, the depreciation expense recorded under U.S. GAAP differs from that recorded under Canadian GAAP. The useful life for the refinery under U.S. GAAP is the same as that disclosed under Canadian GAAP.

(2)	Indirect participation interest

As disclosed in note 18 in the unaudited consolidated financial statements, the Company entered into an indirect participation interest agreement in exchange for proceeds of $125,000,000. Under Canadian GAAP, this amount was apportioned between non financial liabilities and equity. Under U.S. GAAP, the Company has not bifurcated the amount as the Company has opted to utilize the scope exception under SFAS 133 Para 10(f) for ‘derivatives that serve as impediments to sales accounting’.

As explained in note 18, on May 5, 2008, one of the investors who has a 4.1% interest in the eight well drilling program waived its right to convert its IPI percentage into 546,667 common shares. This waiver has resulted in conveyance being triggered on this portion of the IPI agreement for the quarter ended June 30, 2008. As the initial IPI proceeds were not bifurcated under U.S. GAAP, the total conveyance proceeds

Reconciliation to accounting principles generally accepted in the United States (cont’d)
available for the conveyed interest is $9,448,458 (higher by $1,239,919 from the CGAAP balance), the amounts offset against oil and gas properties is $4,876,313 (higher by $413,306 from CGAAP balance), and the gain recognised in the statement of operations is $4,572,146 (higher by $826,613 from CGAAP balance).

(3)	Preference shares

As disclosed in Note 21 in the unaudited consolidated financial statements, 517,777 preference shares were issued to an investor in November 2007 for $15,000,000.

Under Canadian GAAP, the preference shares were assessed based on the rights attached to those shares and Management valued the equity and liability component of the instrument using the residual value basis.

As the Preference share agreement has contractual redemption provisions under ‘Fundamental change’ section mainly relating to listing requirements, shareholding etc, under U.S. GAAP, the preference shares needs to be classified under temporary equity classification in accordance with ASR 268.

In addition to the above, the 5% dividend paid for the six month period amounting to $372,950 has been included within long term borrowing costs within Canadian GAAP, but has been treated as a reduction to retained earnings under U.S. GAAP.

(4)	8% subordinated debentures

As disclosed in Note 22 in the unaudited consolidated financial statements, on May 13, 2008, the Company completed the issue of $95,000,000 unsecured 8% subordinated convertible debentures with a maturity of five years. Under Canadian GAAP, these debentures were assessed based on the rights attached to the instrument and Management valued the equity and liability component of the instrument using the residual value basis.

Under U.S. GAAP, Management assessed the debentures following the guidance under FAS 133 to decide whether the embedded conversion option needs to be bifurcated and disclosed separately. The embedded conversion option did not satisfy the condition of embedded derivatives that requires separation due to the scope exception under FAS 133 Para 11(a) as the option is indexed to the Company’s own stock and would have been classified in Shareholder’s equity if it had been separated.

As FAS 133 bifurcation is not applicable, the provisions of EITF 00-27 requires that the instrument be assessed for any ‘Beneficial Conversion Features (‘BCF’)’ included in the instrument, which should be separated using the intrinsic value method as noted in EITF 98-5. Based on the guidance, the BCF has been valued at $8,821,320 which will be separate and classified separately under equity as Contributed Surplus. After separation, the liability component would be accreted over the life of the debentures, being 5 years till May 2013. If the conversion occurs prior to the stated redemption date, the entire unamortized value related to the converted portion would be immediately recognized in the Statement of operations as an ordinary interest expense.

The accretion expense of the liability component for the period ending June 30, 2008 was $372,342 (accretion expense under US GAAP is less due to the higher liability component of the instrument).

In addition to the above, deferred financial costs are offset against the respective liabilities under Canadian GAAP; however, the same is disclosed as a separate item on the face of the balance sheet under US GAAP. As at June 30, 2008, there was $193,998 of deferred finance costs which were not amortized in relation to the 8% convertible debentures.

(5)	Investment in LNG Project/Deferred gain on contributions to LNG Project

As disclosed in Note 13 in the unaudited consolidated financial statements, a Shareholders Agreement was signed on July 30, 2007 which converted PNG LNG Inc. and its subsidiaries into a joint venture project from being a subsidiary of InterOil. Under Canadian GAAP, joint ventures are proportionately consolidated into the Company’s consolidated financials based on the shareholding in the joint venture.

Applying the guidance under APB 18, a corporate joint venture has to be equity accounted under U.S. GAAP. InterOil has also followed the guidance under SAB Topic 5H wherein a gain on contributions to the joint venture is not recognised, however, a gain is recognised as a result of a change in economic interest.

Reconciliation to accounting principles generally accepted in the United States (cont’d)
InterOil will account for the joint venture using equity accounted method. In addition to the gain or loss recognised as part of the operations, InterOil will also recognise any difference between the Investment carried in its balance sheet and the underlying equity in net assets of the joint venture in the statement of operations and the investment balance will increase/decrease in line with this difference.
The adjustments to reflect the reversal of proportionately consolidated balances and take-up of equity accounted balances have been summarised below. Given below is the Midstream — liquefaction consolidated balance sheet and statement of operations under Canadian GAAP and U.S. GAAP. The statement of operations incorporates results for the six month period ended June 30, 2008. PNG LNG Inc. was a subsidiary of InterOil until the date of the Shareholder’s Agreement and has been proportionately consolidated subsequent to that date.

Midstream - liquefaction		GAAP
Consolidated Balance Sheet	Canadian GAAP	Adjustments	US GAAP
Cash and cash equivalents	3,319,546	(3,319,446)	100
Cash restricted	90,569	(90,569)	—
Other assets	27,818	(27,818)	—
Prepaid expenses	4,008	(4,008)	—

Current assets	3,441,941	(3,441,841)	100

Investment in PNG LNG Inc.	—	5,311,078	5,311,078
Plant and equipment	2,402,822	(2,402,822)	—

Total assets	5,844,763	(533,585)	5,311,178

Accounts payable and accrued liabilities	534,585	(534,585)	—
Intercompany payables	3,020,558	—	3,020,558

Current liabilities	3,555,143	(534,585)	3,020,558

Deferred gain on contributions to LNG project	12,203,867	(12,203,867)	—

Total non-current liabilities	12,203,867	(12,203,867)	—

Share capital	1	—	1
Accumulated deficit	(9,914,248)	12,204,867	2,290,619

Shareholders’ Equity	(9,914,247)	12,204,867	2,290,620

Total liabilities and Shareholders’ equity	5,844,763	(533,585)	5,311,178

Midstream - liquefaction		GAAP
Consolidated Statement of Operation	Canadian GAAP	Adjustments	US GAAP
Interest income	32,146	(32,146)	—

Total revenues	32,146	(32,146)	—

Office and Administrative expenses	1,788,800	(1,616,719)	172,081
Depreciation	30,933	(30,933)	—
Professional fees	1,722,641	(1,761,566)	(38,925)
Exchange (Gain) loss	(58,922)	58,922	—
Gain on equity accounted investment	—	283,798	283,798
Income taxes	72,978	(72,978)	—

Total expenses	3,556,430	(3,139,476)	416,954

Net gain/(loss)	(3,524,284)	3,107,330	(416,954)

(6)	Deferred Financing costs

Deferred financial costs are offset against the respective liabilities under Canadian GAAP; however, the same is disclosed as a separate item on the face of the balance sheet under US GAAP in accordance with guidance under APB 21.

Reconciliation to accounting principles generally accepted in the United States (cont’d)
(7)	Income tax effect of adjustments

The income tax effect of U.S. GAAP adjustments was a reduction to the future tax asset of $1,604,676 (year ended December 31, 2007 — $3,403,154) for the six month period ended June 30, 2008 due to a decrease in the loss carry-forwards. A corresponding decrease in the valuation allowance was recorded.

(8)	Non controlling interest

The non-controlling interest movements are the result of the U.S. GAAP adjustments relating to the midstream operations described in point 1 above.
Recent Accounting Pronouncements
Fair value measurements
In September 2006, the FASB issued FAS 157 which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. The standard is effective for fiscal years beginning after November 15, 2007 and all interim periods within those fiscal years. The Company does not expect that the application of FAS 157 will have a material impact on the financial statements.
Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued FAS 159 which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company does not expect that the application of FAS 159 will have a material impact on the financial statements.
Business combinations
In December 2007, the FASB issued FAS 141 (revised 2007) to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This will have no impact unless the Company undertakes a business combination subsequent to adoption of this standard.
Non-controlling interests in consolidated financial statements
In December 2007, the FASB issued FAS 160. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest generally was reported as an expense or other deduction in arriving at consolidated net income. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This will have no impact unless the Company undertakes a business combination involving a non-controlling interest subsequent to adoption of this standard.
Disclosures about derivative instruments and hedging activities
In March 2008, the FASB issued FAS 161. This statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Entities are required to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative

Reconciliation to accounting principles generally accepted in the United States (cont’d)
instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risk that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect that the application of FAS 161 will have a material impact on the financial statements.
Hierarchy of generally accepted accounting principles
In May 2008, the FASB issued FAS 162. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements by nongovernmental entities that are presented in accordance with the US GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The SEC approved the amendments on September 16, 2008. The Company does not expect that the application of FAS 161 will have a material impact on the financial statements.
Accounting for financial guarantee insurance contracts
In May 2008, the FASB issued FAS 163 which clarifies how FAS 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. The statement requires recognition of a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. The statement also required expanded disclosures about financial guarantee insurance contracts. This statement is effective for years beginning after December 15, 2008 and interim periods within those years, except for certain disclosure requirements which are effective for the first period (including interim periods) beginning after May 23, 2008. The Company does not expect that the application of FAS 163 will have any impact on the financial statements.